Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

CANO PETROLEUM ANNOUNCES QUARTERLY PRODUCTION AND
PROVIDES AN OPERATIONAL UPDATE

FORT WORTH, Texas.  February 5, 2006—Cano Petroleum, Inc. (AMEX:CFW) today provided the following update of its production and operations and reported that drilling and capital expenditures under its FY 2007 Capital Budget are on schedule.

FY 2007 SECOND QUARTER PRODUCTION RESULTS

The Company reports that its second quarter fiscal year 2007 production, on an MBOE basis increased 133% from the prior year quarter.  Production results for the first half of FY 2007, on an MBOE basis versus the first half of the prior year increased 193%.

	Quarter ended			Six months ended
	December 31,		Increase	December 31,		Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Production *
• Crude Oil (MBbls)	68	36	32	141	64	77
• Natural Gas (MMcf)	346	111	235	721	153	568
• Total (MBOE)	126	54	72	261	89	172

*                    (Barrels of Oil Equivalent Per Day)  December production was adversely impacted by weather at the Panhandle and Pantwist Fields which shut-in the field’s production for 3.5 days. Moreover, Desdemona production experienced freezing problems in December that hampered compressors and reduced volumes for 2 days. Panhandle and Pantwist fields also experienced a similar 3 day shut-in for weather in January

Operational Update/Page 2

CAPITAL BUDGET EXPENDITURES AND CURRENT PRODUCTION

The Company reports that it has expended approximately $10.5 MM of its $40.9 MM FY Capital Budget to date.  Capital expenditures to date by field and current net daily production by field are as follows:

	Capital	Current Production
	($MM)	(Net BOEPD)
Panhandle	$1.1	660
Pantwist	—	360
Desdemona	6.4	170
Corsicana	1.0	—
Nowata	0.5	210
Davenport	1.5	70
Rich Valley	—	130
	$10.5	1,600

OPERATIONAL UPDATE

Panhandle Field:

We are into the execution of Phase I of our waterflood development plan at the Cockrell Ranch Unit. We have one drilling rig running and have drilled and completed 8 replacement wells to be used in the waterflood. We plan to drill up to 14 more replacement wells to complete our Phase I development pattern. In respect of Phase I to date, 30 producing wells have been worked over and returned to production and the remaining 28 injection well conversions are anticipated to be complete by the end of the second calendar quarter of 2007. Our Phase I waterflood facility design is complete and procurement is underway. We are on schedule to initiate field construction work within the next 60 days.  We expect to begin Phase I water injection during the second calendar quarter of 2007 and anticipate a preliminary response from the waterflood by the fourth calendar quarter of 2007.

Desdemona Field Barnett Shale:

As described in our prior press release, we have a new field discovery in the Barnett Shale formation in this field, located some 50 miles west of established Barnett Shale production in the Ft. Worth Basin.  We have drilled 10 and completed 8 vertical Barnett Shale wells to date in the Desdemona Field out of our original 10 well capital budget program.  Two wells are currently awaiting fracture stimulation treatments. Current gas sales from this new field are averaging roughly 850 MCFD gross and 705 MCFD net from 5 wells. Compression is currently being added to three wells which will be brought on line within the next week. We currently have 2 drilling rigs running in this field.  Due to the encouraging initial results of this Barnett Shale drilling program, we have increased our 2007 FY Capital Budget allocable to this program to roughly $10 MM or a total of 14 vertical wells and 4 horizontal infill wells.  As we have previously mentioned, we intend to test both the Marble Falls and Barnett Shale in this 10,000 acre field and support a development plan to monetize both horizons.

Desdemona Field Waterflood:

We have secured a drilling rig to drill 5 injectors and 7 producers to initiate the Duke Sand waterflood at the Desdemona Field and currently have three workover rigs operating in the field.  Procurement and infrastructure development is underway and we plan to begin field construction

Operational Update/Page 3

work in the next 60 days. We expect regulatory approvals to initiate water injection in the second calendar quarter of 2007, and anticipate an initial waterflood response in the fourth calendar quarter of 2007.

Nowata Field:

We have completed the budgeted workovers to return 15 wells to production in the Nowata field to optimize the planned waterflood/alkaline, surfactant, polymer (“ASP”) pattern. The pilot plant design is complete and we have sourced surfactants, polymers and equipment for a scheduled second calendar quarter 2007 start-up of an ASP pilot. First ASP response is anticipated in the first calendar quarter of 2008.

Corsicana:

We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood development in this field. We are currently in the permitting phase and expect to receive final approvals to inject water in second calendar quarter of 2007. As we previously mentioned, we have been pleased with the remaining oil saturations in this field and coupled with the prior successful polymer pilot in this field in the 1980’s, the company believes that this field is a prime ASP application candidate. Once waterflood response and laboratory results are analyzed, we anticipate implementing an ASP pilot in the field in the fourth calendar quarter of 2007.

Davenport Field:

We have completed workover operations and have returned 12 wells to production and are awaiting final regulatory approval to activate 11 injection wells to optimize the waterflood pattern at the Davenport Field.  Initial results of the workover operations have been encouraging and production increases have exceeded expectations. Contingent upon successful laboratory studies, we anticipate initiating an ASP pilot project in this field in the FY 2008 timeframe.

Jeff Johnson, Cano’s Chairman and CEO said “We continue to remain on schedule to expend our previously announced FY 2007 $41 million capital budget and the early results of our efforts remain encouraging.”

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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